EVCI Career Colleges Receives Notice from Nasdaq

YONKERS, NY -- (Market Wire - January 10, 2008) - EVCI Career Colleges Holding Corp. (NASDAQ: EVCI) announced that on January 8, 2008, it received a notice from the Nasdaq Stock Market indicating that EVCI is not in compliance with Nasdaq Marketplace Rules 4310(c)(4) and 4310(c)(8)(D) (the “Bid Price Rule”) because the closing bid price per share for its common stock has been below $1.00 per share for 30 consecutive trading days. In accordance with Nasdaq Marketplace Rules, EVCI will be provided 180 calendar days, or until July 7, 2008, to regain compliance with the Bid Price Rule. This notification has no affect on the listing of its common stock at this time.

To regain compliance with the Bid Price Rule, the closing bid price of EVCI’s common stock must remain at $1.00 per share or more for a minimum of ten consecutive trading days. If EVCI does not regain compliance with the Bid Price Rule by July 7, 2008, Nasdaq will determine whether it meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Nasdaq will notify EVCI that it has been granted an additional 180 calendar day compliance period. If it is not eligible for an additional compliance period, Nasdaq will provide EVCI written notification that its common stock will be delisted. At that time, EVCI may appeal Nasdaq’s determination to delist its common stock to a Listings Qualifications Panel.

About EVCI Career Colleges Holding Corp.

EVCI is the holding company for two operating colleges, Technical Career Institutes and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technologies, engineering and information technologies and facilities technologies. TCI's main campus is on 31st Street in New York City diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

PSB offers two Associate in Specialized Business Degree programs, one allied health diploma program and four information technology diploma programs. PSB is seeking authorization to offer two diploma programs, one to become a medical assistant and the other in culinary arts. PSB is located in Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

Contact:

Joseph D. Alperin
EVCI Career Colleges Holding Corp.
914.623.0700